Exhibit 10.8

LEASE AGREEMENT (English Summary)

Date:	January 22, 2002

Landlord:	Ju-Won Yoon, Ran-Su Han, Kook-Jin Lee and Sung-Hee Yoon

Tenant:	Webzen Inc., located at 7th Floor, Marcopolo Building, 720-20 Yoksam-dong, Kangnam-ku, Seoul, Korea (former business address)

Premise:

(1) Suite No. 1 (13,314.8 square feet, including common use areas) and

(2) Suite No. 3 (2,739.5 square feet, including common use areas), both located at 6th Floor, Daelim Acrotown Building No. C (Daelim Acrotel) 467-6 Dogok-dong, Kangnam-ku, Seoul, Korea

Term:	30 months from the date of full payment of Security Deposit (from January 25, 2002 to June 24, 2004), automatically renewable for one year unless either party terminates in writing at least three months prior to the expiration date.

Security Deposit:	(Won)886,895,000, payable on January 25, 2002

Maintenance Fee:	(Won)9,023,620 per month, payable on 26th of each month. Default interest will incur at the rate of 24% per annum on the amount that is not paid when due.

Sublease:	Tenant may not sublease all or part of the Premise to a third party without prior written consent of Landlord.

Termination:	Landlord may terminate the lease without notice in the event of, including, but not limited to (i) Tenant’s failure to pay monthly maintenance fees or other expenses more than twice in a timely manner, (ii) pledge of the Security Deposit by Tenant or (iii) Tenant’s bankruptcy or insolvency.

Surrender:	Upon expiration or termination of the lease, Tenant shall remove all the fixtures attached by Tenant and restore the Premise to its original condition at his expenses.

Jurisdiction:	Korean court having jurisdiction over the location of the Premise.